Exhibit 4.2

TRANSLATION INTO ENGLISH OF THE EXTRACT OF THE MINUTES OF THE COMBINED
SHAREHOLDERS’ MEETING ISSUED IN FRENCH. ONLY THE FRENCH VERSION PREVAILS.

TotalEnergies SE

European company with a share capital of 6 225 655 060,00 euros

Registered Office: 2 place Jean Millier

La Défense 6 - 92400 Courbevoie - France

Nanterre Trade and Companies Register 542 051 180

(the « Company »)

COMBINED SHAREHOLDERS’ MEETING

ON MAY 26, 2023

MINUTES

(Extract)

On Friday May 26, 2023 at 10 a.m.,

the shareholders of TotalEnergies SE, a European company with a share capital of 6 225 655 060,00 euros whose registered office is located at 2 place Jean Millier - La Défense 6 - 92400 Courbevoie - France, all named and domiciled in the attendance sheet mentioned below,

met in a Combined Shareholders’ Meeting (ordinary and extraordinary) at the Salle Pleyel, 252 rue du Faubourg Saint-Honoré in Paris (8th),

upon convocation by the Board of Directors following, on the one hand, a notice published in the “Bulletin des annonces légales obligatoires” of March 24, 2023, and, on the other hand, in the “Petites Affiches” of May 5, 2023, in accordance with article R. 225-67 of the French Commercial Code.

1 – Composition

The Shareholders’ Meeting elects its officers:

Mr. Patrick Pouyanné, Chairman and Chief Executive Officer, shall chair the Meeting.

In accordance with the provisions of article R. 225-101 of the French Commercial Code, the FCPE TotalEnergies Actionnariat France represented by Mr. Olivier Fouché and the company Amundi represented by Mrs. Hélène Champollion, shareholders of the Company with the largest number of votes and having accepted this function, were appointed as voting officers.

The Bureau being thus duly constituted, the Chairman and the scrutineers appointed as Secretary Mr. Jean-Pierre Sbraire, Chief Financial Officer of the Company.

The Chairman then declared the meeting open.

TRANSLATION INTO ENGLISH OF THE EXTRACT OF THE MINUTES OF THE COMBINED
SHAREHOLDERS’ MEETING ISSUED IN FRENCH. ONLY THE FRENCH VERSION PREVAILS.

Fifteenth resolution

(Delegation of authority to the Board of Directors, for a period of thirty-eight months, to grant Company free shares, existing or to be issued, for the benefit of the Company’s employees and executive directors, or some of them, which imply the waiver by shareholders of their pre-emptive subscription right for shares to be issued)

Voting under the conditions of quorum and majority required for Extraordinary Shareholders’

Meetings, upon presentation of the report of the Board of Directors and the special report of the statutory auditors, in accordance with the provisions of Articles L. 225-129-1, L. 225-197-1 et seq. and L. 22-10-59 of the French Commercial Code, the shareholders:

1°	authorize the Board of Directors to grant free shares of the Company, existing or to be issued, on one or multiple occasions, in such proportions and at such times it shall deem fit, to beneficiaries that it shall define among the employees and executive directors (“dirigeants mandataires sociaux”) of the Company or group companies affiliated to the Company pursuant to Article L. 225-197-2 of the French Commercial Code and in accordance with the terms defined below;

2°	decide that the Board of Directors shall determine the beneficiaries of such grants, the number of shares to be granted to each beneficiary, as well as the terms and, if applicable, the criteria for share grants;

3°	decide that the maximum number of shares granted under this resolution shall not represent more than 1% of the Company’s share capital existing as of the date when the Board of Directors resolves on the share grant;

4°	decide that the maximum number of shares granted under this resolution to the executive directors (“dirigeants mandataires sociaux”) of the Company shall not exceed 0.015% of the Company’s share capital existing as of the date when Board resolves on the share grant;

5°	decide that, with regard to the Company’s executive directors, the definitive grant of all shares shall be subject to a presence condition within the Company and to the fulfillment of performance conditions to be:

(i)	set by the Board of Directors based on several criteria including at least (a) the Total Shareholder Return of the Company compared to that of its peers, (b) the annual variation in the Company’s net cash flow per share expressed in US dollar compared to that of its peers, and (c) the evolution in methane emissions from operated facilities, together the “Performance Conditions”, and

(ii)	assessed over a minimum period of three consecutive fiscal years;

6°	decide that, with regard to the Company’s executives, the definitive grant of all shares shall be subject to a presence condition within the Company and the fulfillment of performance conditions, with the exception of shares allocated to employees of the Company under worldwide plans or allocated to employees of the Company and non-executive directors (“mandataires sociaux”) who have subscribed to Company shares as part of a capital increase carried out pursuant to the sixteenth resolution of this Shareholders’ Meeting or subsequent resolutions with the same purpose which could possibly succeed this sixteenth resolution during the validity period of the authorization covered by this resolution. These performance conditions shall be (i) set by the Board of Directors based on several criteria, including at least the Performance Conditions mentioned in paragraph 5° (i) above, and (ii) assessed over a minimum period of three consecutive fiscal years;

TRANSLATION INTO ENGLISH OF THE EXTRACT OF THE MINUTES OF THE COMBINED
SHAREHOLDERS’ MEETING ISSUED IN FRENCH. ONLY THE FRENCH VERSION PREVAILS.

7°	decide that the definitive grant of all or some of the shares to other beneficiaries shall be subject to a presence condition within the Company, and may also be subject to fulfillment of performance conditions that shall be assessed over a minimum period of three consecutive fiscal years;

8°	decide that the grant of shares to their beneficiaries shall be definitive at the end of a vesting period of at least of three years;

9°	authorize the Board of Directors to provide for the definitive grant of shares prior to the end of the vesting period as well as to permit the free transfer of these shares in the event the beneficiary has a disability corresponding to the second or third categories defined by Article L. 341-4 of the French Social Security Code;

10°	authorize the Board of Directors to proceed with one or more capital increases by means of the capitalization of premiums, reserves or surpluses in order to grant shares under the conditions provided in this resolution and acknowledge that, where the shares to be issued are granted, this authorization shall imply that shareholders waive their pre-emptive subscription rights in favor of the beneficiaries of the shares that have been granted pursuant to this resolution, and the corresponding capital increase being definitively completed solely by virtue of the definitive grant of the shares to the beneficiaries;

11°	decide that the Board of Directors shall have all powers, including the power of sub-delegation, in accordance with the terms and conditions provided by law, to implement this authorization as permitted by law, in order to:

−	determine whether to grant existing Company shares or shares to be issued,

−	determine, in compliance with laws and regulations as of the date of the transactions contemplated and within the limit of this resolution, all the terms relating to the grant of shares, in particular the conditions under which such shares shall be granted (especially the presence and performance conditions), the categories of beneficiaries, the beneficiaries and the number of shares granted to each of them and the grant date, ,

−	if applicable, increase the share capital by incorporating reserves or issuance premiums in order to issue and grant shares of the Company pursuant to this resolution and allocate, if applicable, the sums required to pay up the shares from the reserves, surpluses or issuance premium at its election,

−	adjust, during the vesting period, if it deems necessary, the number of shares granted in order to protect the rights of the beneficiaries, in compliance with the laws and regulations in force as of the date of the transactions contemplated, based on potential Company equity transactions provided by law, it being specified that the shares, granted further of these adjustments, shall be deemed granted on the same date as that of the initial share grant; and

−	more generally, take all useful and necessary measures and conclude any and all agreements or contracts to effect the closing of the transactions contemplated, as the case may be, to carry out any and all formalities to effect the share capital increases subsequent to the definitive grant of Company shares, to amend the articles of association accordingly, and to carry out any and all formalities required for the admission to list the issued shares;

12°	acknowledge that this authorization renders ineffective, up to the unused portion, any previous authorization with the same purpose.

This authorization is granted to the Board of Directors for a period of thirty-eight months from the date of this Meeting.

This resolution is adopted.